Exhibit 99.2

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses incurred or expected to be incurred by KEMET Corporation (the “Company”) in connection with the offering and sale of up to 10,000,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-170073), as amended, as supplemented by a preliminary prospectus supplement dated December 7, 2010 and a final prospectus supplement dated December 15, 2010, other than underwriting discounts and commissions. All expenses other than the Securities and Exchange Commission registration fee and the FINRA filing fee are estimates.

Securities and Exchange Commission registration fee	$10,117.47
Printing expense	150,000
Accounting fees and expense	330,000
Legal fees and expense	300,000
FINRA filing fee	14,460
Miscellaneous expenses	—
Total	$804,577.47